Exhibit 99.1

KULR’s NASA-Certified M35A Battery Cells Selected by Leading Private U.S. Space Company

HOUSTON / GLOBENEWSWIRE / March 13, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the “Company” or “KULR”), a leader in advanced energy management solutions, is proud to announce that a prominent private U.S. space company has acquired its NASA-certified M35A battery cells for integration into their spaceflight programs. This milestone underscores the growing demand for KULR’s high-performance, cost-effective energy solutions.This latest purchase highlights the M35A’s versatility and KULR’s ability to support both commercial and government aerospace initiatives. Already an integral component of NASA’s Artemis II mission, the M35A cells are also being incorporated into KULR’s innovative 400 watt-hour K1 Space battery, which is set for completion this month and will undergo NASA safety board review soon after.

Designed to meet NASA’s rigorous 20793 standards, the M35A cells offer an unparalleled combination of reliability, energy density, and adaptability. With a proven energy density of 214 watt-hours per kilogram at C/20 and -20°C, these cells are ideally suited for the demanding conditions of space missions. Following the Company’s December 2024 launch of the M35A’s immediate availability which streamlines procurement, providing customers with a ready-to-use solution that balances affordability with the highest safety and performance requirements. Each cell is traceable with comprehensive screening data, lot numbers, and serial numbers, ensuring full transparency and quality assurance.

“We are proud to deliver cutting-edge energy solutions that meet the highest industry standards while remaining cost-effective,” said KULR CEO Michael Mo. “Having a leading private space company select our M35A cells is a strong endorsement of their performance and practicality. Our continued collaboration with NASA and our commercial partners keeps KULR at the forefront of space-ready energy innovation.”

As part of its ongoing partnership with NASA, KULR is actively working to expand America’s Strategic Battery Reserve, broadening access to 20793-compliant cell formats and technologies. This initiative is designed to accelerate the availability of high-quality energy solutions for aerospace and defense applications.

This achievement further solidifies KULR’s position as a trusted provider of advanced energy solutions, driving forward space exploration with products that combine reliability, efficiency, and availability.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulrtechnology.com.

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This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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